Exhibit 99.1

AGILYSYS NOMINATES DONALD A. COLVIN AND MELVIN L. KEATING
TO SERVE ON BOARD OF DIRECTORS

ALPHARETTA, GA.— June 23, 2015 — Agilysys, Inc. (Nasdaq: AGYS) (the “Company”), a leading global provider of next-generation hospitality software solutions and services, today announced that Donald A. Colvin and Melvin L. Keating have been nominated to serve on the Company’s Board of Directors as Class A Directors and will be presented for approval by the Company’s shareholders along with Keith M. Kolerus, Chairman of the Board of Agilysys and a current Class A Board member, at the 2015 Annual Meeting of Shareholders on September 23, 2015.  Messrs. Colvin and Keating will bring significant hospitality and technology industry expertise to the Board.  Current Directors Peter F. Sinisgalli and Max Carnecchia have notified the Board that they intend to retire from the Board effective as of the 2015 Annual Meeting.

Mr. Colvin served as Chief Financial Officer of Caesars Entertainment Corporation from November 2012 to January 2015 and before that was Executive Vice President and CFO of ON Semiconductor Corp. from April 2003 to October 2012.  Prior to joining ON Semiconductor, he held a number of financial leadership positions, including Vice President of Finance and CFO of Atmel Corporation, CFO of European Silicon Structures as well as several financial roles at Motorola Inc.  Mr. Colvin is a Director and Chairman of the Audit Committee of Isola Group and a Member of the Advisory Board for Conexant.  He was previously a Director of Applied Micro Circuits Corp.  Mr. Colvin holds a B.A. in economics and an M.B.A. from the University of Strathclyde in Scotland.

Mr. Keating has been a director of Red Lions Hotels Corporation since July 2010 and Chairman of the Board since May 2013.  Since November 2008, he has been a consultant to several private equity firms, an industry where he previously worked.  Prior to that, he was President and CEO of Alliance Semiconductor from 2005 to 2008.  Mr. Keating also serves as a director of API Technologies Corp., where he is Chair of the Audit Committee, and Modern Systems, Inc.  Mr. Keating holds a B.A. from Rutgers University as well as an M.S. in Accounting and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania.

“We are extremely pleased to have Donald and Mel stand for election to the Board,” said Mr. Kolerus.  “Donald and Mel both possess a wealth of hospitality and technology industry expertise as well as broad perspectives on finance and strategy development that we believe will be of great benefit to Agilysys as we continue to transition our business model and address new opportunities across the global hospitality industry.  On behalf of the Board and the entire Agilysys team, I would like to thank Peter and Max for their great service to the Company and acknowledge the tremendous benefit our shareholders received from their counsel during their time on the Board.”

Michael A. Kaufman, Director and member of the Board’s Nominating and Corporate Governance Committee, added, “Donald’s and Mel’s experience and accomplishments as executives and board members of other companies will bring important insights and strategic counsel to our Board of Directors.  In particular, their significant expertise in the hospitality industry will be of tremendous value to Agilysys as the Company continues its business transition to a subscription services revenue model that emphasizes new customer sales and sales of our new rGuest platform products.”

Additional Information and Where to Find It
Agilysys intends to file a proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2015 Annual Meeting. AGILYSYS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH OR FURNISHED TO THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed with or furnished to the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at Agilysys’ website at www.agilysys.com under Investor Relations, or by contacting Agilysys Investor Relations at 770-810-7948 or by email at investorrelations@agilysys.com.

Agilysys, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Agilysys shareholders in connection with the matters to be considered at Agilysys’ 2015 Annual Meeting. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with or furnished to the SEC in connection with Agilysys’ 2015 Annual Meeting.

About Agilysys
Agilysys is a leading technology company that provides innovative point-of-sale, property management, inventory and procurement, workforce management, analytics, document management and mobile and wireless solutions and services to the hospitality industry. The company's solutions and services allow property managers to better connect, interact and transact with their customers by streamlining operations, improving efficiency, increasing guest recruitment and wallet share, and enhancing the guest experience. Agilysys serves four major market sectors: Gaming, both corporate and tribal; Hotels, Resorts and Cruise; Foodservice Management; and Restaurants, Universities, Stadia and Healthcare. A significant portion of the company's consolidated revenue is derived from contract support, maintenance and subscription services. Agilysys operates throughout North America, Europe and Asia, with corporate services located in Alpharetta, GA, and offices in Singapore, Hong Kong and Malaysia. For more information, visit www.agilysys.com.

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Contacts:
Media
Robert Shecterle, Agilysys, Inc., 770-810-6046, Robert.Shecterle@agilysys.com

Investors
Richard Land, Norberto Aja or Jim Leahy, JCIR, 212-835-8500, agys@jcir.com